LOCORR INVESTMENT TRUST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT to the Transfer Agent Servicing Agreement dated as of February 14, 2011, as amended December (the “Agreement”), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin  limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement and desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees,

NOW, THEREFORE, the parties agree as follows:

1. Section 12, Term of Agreement; Amendment and Section 14, Early
Termination shall be superseded and replaced with the following:

12. Term of Agreement; Amendment

This Agreement shall become effective as of December 1, 2017 and will continue in effect for a period of five (5) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching patty. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

14.	Early Termination

In the absence of any material breach of this Agreement or complete liquidation and termination of the Trust, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the contract, including the rebate of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all miscellaneous costs associated with a-c above

2.	All references in the Agreement to “out of pocket expenses” are replaced with “miscellaneous expenses”.

3.	Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

LOCORR INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Jon C. Essen	By: /s/Anita M. Zagrodnik

Name: Jon C. Essen	Name: Anita M. Zagrodnik

Title: Treasurer/Trustee	Title: Senior VP

Date: 12/1/17	Date: 1/19/18

Exhibit C to the Transfer Agent Servicing Agreement - LoCorr Investment Trust

Transfer Agent & Shareholder Services Fee Schedule at December 2017

Service Charges to the Fund*
•	Base Fee $__ / CUSIP / year (for 3 CUSIPS)
(Charges do not begin until each class is both effective AND operational).

•	NSCC Level 3 Accounts	$__/ open account/ year
•	No-Load Fund Accounts	$__ / open account/ year
•	Load Fund Accounts	$__ / open account/ year
•	Closed Accounts	__/ closed account/ year

System Implementation & Setup                              $__ / CUSIP

Activity Charges
•	Omnibus Account Transaction	$__ /transaction
•	Telephone Calls	$__ /minute
•	Voice Response Calls	$__ /call
•	Manual Shareholder Transaction & Correspondence	$__ /event
•	Dally Valuation/Manual 401k Trade	$__ /trade
•	Redemption fee tracking (short-term trader)	$__ /per account< 90 days
$__ /per account < 180 days

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Chief Compliance Officer Support Fee*
$__ per year per service line and per fund complex

Miscellaneous Expenses
AU other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as Incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule FANWeb shareholder e-commerce, FAN Mall electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, Investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by Investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI Increase- All Urban Consumers- U.S. City Average Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed

Exhibit C (continued) to the Transfer Agent Servicing Agreement - LoCorr Investment Trust

Transfer Agent & Shareholder Services
Additional Services Fee Schedule at December   20171

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
$__ per qualified plan account or Coverdell ESA account (Cap at $__ per SSN)
$__ per transfer to successor trustee
$__ per participant distribution (Excluding SWPs)
$__ per refund of excess contribution
$__ per reconversion/re-characterization

Additional Shareholder Paid Fees
$__ per outgoing wire transfer or overnight delivery
$__ per telephone exchange
$__ per return check or ACH or stop payment
$__ per statement year requested per account (This fee applies to research requests for statements older than the prior year)

CUSIP Setup
CUSIP Setup beyond the Initial CUSIP - $__ per CUSIP Expedited CUSIP Setup - $__ per CUSIP (Less than 35 days)

Fund Characteristic Change
Fund Name Change - $__ per fund/ per change Fund CUSIP Change - $__ per fund/ per change

FAN Web Responsive Design (includes Mobile Access)
Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. This version of FAN Web has a completely redesigned, modern user interface which caters to a full range of connected devices, including tablets and smart phones.
FAN Web Premium (Fund Groups over 50,000 open accounts)
Implementation - $__ per fund group - includes up to 90 hours of technical/BSA support Annual Base Fee - $__ per year
FAN Web Select (Fund Groups under 50,000 open accounts)
Implementation-$__ per fund group - Includes up to 45 hours of technical/BSA support Annual Base Fee-$__ per year
Customization - $__ per hour - (subject to change at prevailing rates of vendor) Activity (Session) Fees:
Inquiry- $__ per event
Account Maintenance - $__ per event
Transaction -financial transactions, duplicate statement requests, etc. - $__ per event New Account Set-up - $3.00 per event (Not available with FAN Web Select)
Strong Authentication:
$__ per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Mail
Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages
Base Fee Per Management Company - file generation and delivery- $__ per year
Per Record Charge Rep/Branch/ID - $__ Dealer - $__
Price Files - $__ per record or $__ per user per month, whichever is less

1 Certain additional Transfer Agent Services require an addendum to the Transfer Agents Servicing Agreement.

Vision Electronic Statement Services
Online account access for broker/dealers, financial planners, and RIAs.
•	Account inquiry
Inquiry - $__ per event
Vision ID - $__ per month per ID
•	Transaction Processing*
Implementation Fee - $__ per Management Company Transaction - purchase, redeem, and exchange - $__ per event Monthly Minimum Charge - $__ per month
•	Electronic Statements*
Implementation - $__ per fund group Load charges - $__ per image
Archive charge (for any image stored beyond 2 years)-$__ per document
*Vision ID and event charges also apply.

Fund Source
Client Access to audited fund information, pricing, performance, literature, processing guidelines.
$__ per Month - Unlimited Users

Electronic Correspondence
Upon consent from shareholder caller, forms and fu!flllment pieces can be sent via emal! through a secured service rather than malled.
$6 per Email

Client Web Data Access
USBFS client on-line access to fund and Investor data through USBFS technology applications and data delivery and security software.
•	RMOD - Statement Storage & Retrieval Setup: $__ per user
Support: $__ per user per month
ReportSource - Report and Data File Storage & Retrieval
Setup: Included in initial fund setup on Transfer Agent system
$__ per user per month
Additional Data Delivery Services
Ad Hoc/PowerSelect File Development Standard ad-hoc select $__ per file
Custom coded data for recurring, scheduled delivery: $__ per hour consultation and programming development Support: $__ per file per month for recurring files/reports scheduled for delivery via Report Source.
Recurring files scheduled for delivery via Report Source.
Custom Electronic File Exchange (MFS delivery of standard TIP files) Setup: $__ one-time fee
Support: $__ per file per month
File Delivery to Alternate Sales Reporting Provider Setup: $__ one-time fee
Maintenance Fee: $__ per file per month

Fund Closing/De-conversion Fees
Programming & File Delivery - $__/hour Project Management/Analysis- $__/hour
Account Data Retention - $__/account/month until purged*
CUSIP Data Retention -$__/CUSIP/month until purged*

*FINCEN regulations require account retention for 12 months following closing. Data Is purged the first July after retention requirements have been fulfilled.

Recordkeeping Application Access
Internet VPN - Infrastructure to allow for application accessibility to host systems and file transfers
$__ implementation
$__ per month
Physical Network - Infrastructure to allow for application accessibility to host systems and file transfers
Cost varies depending upon location and bandwidth
TA2000 3270 Emulation (Mainframe Green Screen) - Account inquiry and ability to perform financial transactions or account maintenance depending  upon  user access.

$__ implementation
$__ per ID per month
TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) - Account Inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning,
$__ implementation
$__ per ID per month
TA2000 SmartDesk (Web Application to TA2000 Mainframe)-Account Inquiry only.
$__ Implementation
$__ per ID per month
Automated Work Distributor (AWD) - Image and workflow application.
$__ implementation
$__ per ID per month
Same Day Cash Management (SDCM) Fund level transaction and cash reporting.
$__ implementation
$__ per ID per month
PowerSelect - SQL database used for ad hoc reporting from the shareholder recordkeeping system.
$__ per month

Programming Charges
$__ per hour (subject to change)
Charges Incurred for customized services based upon fund family requirements including but not limited to; Fund setup programming (transfer agent system, statements, options, etc.)
Conversion programming Customized service development
Voice response system setup (menu selections, shareholder system integration, testing, etc.)
All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns
Cost based on project requirements including ours, data sourcing and reporting.

Transfer Agent Training Services
On-site at USBFS - $__ per day
At Client Location - $__ per day plus travel and Miscellaneous expenses if required

Cost Basis Reporting
Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
$__ per direct open account per year

Email Services
Services to capture, queue, monitor, service and archive shareholder email correspondence;
$__ setup per fund group
$__ per month administration
$__ per received email correspondence

Dealer Reclaim Services
Services reclaim fund tosses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.
$__ per fund group per month

CTI Reporting
Integrated custom detailed call reporting
$__ per monthly report

Mutual Fund Profile II Services
Initial data review and population as well as ongoing support of information on DTCC's Mutual Fund Profile II site initial data population: $__ for less than 25 CUSIPS / $__ for 25 CUSIPS or more
Monthly maintenance:  $__ per management company
Additional project fees may apply for events such as fund acquisitions, multiple fund/share class launches, share class charges and other large processing events outside of normal fund activity to be billed at rate of $__/hour

Physical Certificate Processing
Services to support the setup and processing of physical certificated shares for a fund family:
$__ setup per fund group
$__ per certificate transaction

Chat Services
Implementation Fee - $__
Monthly Fee - $__ per month
Per Chat Fee -$__ per chat or $__ per minute of chat

MARS Sales Reporting & Compliance Services
Standard MARS Version 8i Implementation Cost
$__ - $__ MARS Sales Reporting Module, CRM Module or 22c-2 Compliance Module (Includes up to one year of DST/TA2000 data)
Standard MARS Version Bi Products & Services (Monthly fees)
•	$__ - $__ MARS Sales & Compliance Reporting (includes 5 Sales & 5 Compliance Users)
•	$__ - $__ MARS Sales Reporting (Includes 5 Sales Users)
•	$__ - $__ MARS 22c 2 Compl1ance (Includes 5 Compliance Users)
$__ - $__ - Enhanced Services*
Includes up to 160 hours per month of support services. Basic support Includes file Import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests, compliance report monitoring/review/analysis, and business requirement analysis. Additional Enhanced Services support can be negotiated.

Standard Version Bi System Setup & Implementation Costs (One-time fee)
•	$__- SalesForce.com Integration
•	$__ - Custom Data Interface
•	$__ - OmniSERV Setup
•	$__ - Standard Interface
•	$__ - Additional OmniSERV Interface
Standard Version 8/ Licenses (Monthly Fee Per User)
•	$__ - Sales Reporting
•	$__ - 22c-2 Compliance
• $__ - CRM
•	$__ - SFDC
Standard Version Bi Products & Services (Monthly Fee)
•	$__ - OmniSERV
•	$__ - Daily Transaction Load from Sales Portal
•	$__ - Monthly Asset Load from Sales Portal
•	$__ - Salesforce.com
Additional Version Bi Products & Services (Quoted Separately)
Albridge Analytics, CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, IPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), NSCC DTT Data Line, Profiling, and RIA Monthly Load,

MARS Lite Implementation Cost- Eligibility Based on AUM and Transaction Size
•	$__ MARS Lite Base Sales Reporting Only (Includes up to one year of DST/TA2000 data)
MARS Lite Products & Services (Monthly fees based on AUM)
• $__/month (AUM $0 -$99,999,999.99)
• $__/month (AUM $100,00,000- $249,999,999.99)
• $__/month (AUM $250,000,000- $399,999,999.99)
• $__/month (AUM $400,000,000- $499,999,999.99)
Once an AUM of $___ has been reached, additional fees will be negotiated. After an AUM range is surpassed, the monthly services fee would not decrease regardless of negative fluctuations.

Includes Enhanced Services up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests and business requirements analysis.

Base includes initial three dealer interfaces. Each additional interface is $__ per month.
Storage allocation Includes Initial 10GB of data. Each additional 1GB of storage space is $__ per month. No CRM real-time Integration. No system access.

Additional MARS Lite System Setup & Implementation Costs (One-time fee)
•	$__ - Custom Data Interface
•	$__ - Standard Interface

•	$__ - OmniSERV Interface

Any System Upgrades & Enhancements (Quoted separately through a Statement of Work)

MARS Training
•	$__ /day plus travel and out-of-pocket expenses.
** Any additional costs that may be charged by intermediaries/NSCC for data fees are not included.

Informa Shareholder Electronic Statement Services

Electronic Confirm Presentation
eCDLY will load shareowner dally confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view. Document Loading, Storage, and Access - $__ per statement
Document Consent Processing, Suppression, and Notification - $__ per suppressed statement Development & Implementation of Electronic Confirm Statements - $__ initial setup fee

Electronic Investor Statement Presentation
eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.
Document Loading, Storage, and Access - $__ per statement
Document Consent Processing, Suppression, and Notification - $__ per suppressed statement
Development & Implementation of Electronic Investor Statements - $__ initial setup fee

Electronic Tax Presentation
eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view. Document Loading, Storage, and Access - $__ per statement
Document Consent Processing, Suppression, and Notification - $__ per suppressed statement Development & Implementation of Electronic Tax Statements - $__ initial setup fee

Electronic Compliance Presentation
eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.
Document Consent Processing, Suppression, and Notification - $__ per suppressed statement Development & Implementation of Electronic Compliance Documents - $__ initial setup fee

Related FAN Web Fees
View Consent Enrollment - $__ per transaction Consent Enrollment- $__ per transaction
View Statements - $__ per view

Notes:
Statements presented as PDF documents
Statements will be loaded for all accounts, regardless of consent Three year minimum term
Storage for two years included in Document Loading, Storage and Access fee. Archive fee of $__ per document per year for three years and greater, if desired
FAN Web customization charges also apply